Exhibit (h)(8)(iv)

First Amendment To

Amended and Restated Participation Agreement

Regarding

RULE 498A

And

FUND DISCLOSURE DOCUMENTS

Protective Life Insurance Company, and Investment Distributors, Inc. your distributor, (collectively the “Company”), Franklin Templeton Variable Insurance Products Trust (the “Trust”), and Franklin Distributors, LLC (the “Underwriter”), entered into a certain Participation Agreement dated February 1, 2015 (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of April 1, 2022, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”), the Trust and the Underwriter (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the Trust (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as variable investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rule 498A unless the Trust prepares and Company obtains the Fund Documents that are specified in the Rule;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, the Trust, and the Underwriter hereby agree to supplement and amend the Participation Agreement as follows:

1.                                      Provision of Fund Documents; Website Posting.

(a).                              Fund Documents. The Trust and Underwriter are responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (j)(1)(iii) of Rule 498A:

(i)                                    Summary Prospectus for the Portfolios;

(ii)                                Statutory Prospectus for the Portfolios;

(iii)                            Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)                             Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios.

(b).                              Deadline for Providing, and Currentness of, Fund Documents. The Trust and the Underwriter shall use commercially reasonable efforts to make available the Fund Documents specified in 1(a)(i), (ii), and (iii) above to the Company (or its designee) and make available updated versions as necessary, to facilitate a continuous offering of the Portfolio Company’s securities and the Contracts. The Trust and the Underwriter shall make available the Shareholder Reports specified in 1(a)(iv) above no later than 58 days after the close of each of the Portfolio’s reporting periods (in accordance with Rule 30e-1 under the 1940 Act). The failure by the Trust and Underwriter to provide or make available Shareholder Reports on a timely basis shall not be considered a breach of this Amendment.

(c).                               Format of Fund Documents. The Trust and the Underwriter make available the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)                                    are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (h)(2)(i) of Rule 498A);

(ii)                                permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii)                            permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs 1(c)(i) and (ii) above (in accordance with paragraph (h)(3) of Rule 498A). The Trust and the Underwriter shall provide Company with reasonable advance notice of the decision to make the Fund Documents available on a website hosted by the Company.

(d).                              Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Trust and Underwriter fulfill their obligations under this Amendment, if any. Company shall be solely responsible for the development and operation of the website and hereby represents to the Trust and the Underwriter that such website conforms to all legal and regulatory requirements, including but not limited to paragraph (j)(1)(iii) of Rule 498A.

(e).                               Use of Summary Prospectuses.

(i).                                 The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii).                             The Trust and Underwriter shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

(f).                               Website Hosting Fee. Costs of preparation, printing, and delivery of Fund Documents will be allocated as provided in the Participation Agreement. In consideration of the Company website hosting as provided in Section 1(d) of this Amendment, above, the Trust will reimburse the Company for the Trust’s proportional share of the costs actually incurred by the Company to host and maintain the Fund Documents on the Company’s website

2.                                     Content of Fund Documents. The Trust and the Underwriter shall be responsible for the content and substance of the Fund Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Trust and the Underwriter shall be responsible for ensuring that the Fund Documents as provided to the Company:

(a).                              Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b).                              Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.                                     Portfolio Expense and Performance Data. The Trust shall provide such data regarding each Portfolio’s expense ratios and investment performance made publicly available by the Trust as the Trust is required to prepare for inclusion in the Portfolio’s prospectuses, as the Company shall reasonably request, to facilitate the registration and sale of the Variable Contracts. Without limiting the generality of the forgoing, the Trust shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), but in no event later than 75 calendar days after the close of each Portfolio’s fiscal year:

(a).                              the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver for the time periods required in Form N-1A ; and

(b).                              the net “Annual Portfolio Company Expenses” (aka “Total Annual Trust Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N- 1A, that include any expense reimbursements or fee waiver arrangements, and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio (or Trust); and

(c).                               the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A.

4.                                      Construction of this Amendment; Participation Agreement.

(a).                              This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of that Rule by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).                              To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment. This Amendment is in addition to, and not instead of and does not replace, any other Amendments to the Participation Agreement.

5.                                      Termination. This Amendment shall terminate upon the earlier of:

(a).                              termination of the Participation Agreement; or

(b).                              60 days written notice from any Party to the other Parties.

6.                                      Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

7.                                      Other Terms. Other than the foregoing, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect and are ratified and confirmed in all respects by the Parties to this Amendment.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

Protective Life Insurance Company

By:	/s/ Steve Cramer
Print Name:	Steve Cramer
Title:	Chief Product Officer, Retirement Division
Date:	Apr 25, 2022

Investment Distributors, Inc.

By:
Name:
Title:
Date:

Franklin Distributors, LLC

By:	/s/Jeff Mason
Name:	Jeff Mason
Title:	President
Date:	4/1/2022

Franklin Templeton Variable Insurance Products Trust

By:	/s/ Steven Gray
Name:	Steven Gray
Title:	Vice President
Date:	4/4/2022